Exhibit 99.1

DATE: May 6, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Posts 1Q Net Income

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the first quarter of 2014. First-quarter net income attributable to WPX of $18 million benefitted from a 52 percent increase in the company’s net realized average price for domestic natural gas sales and a 35 percent increase in total product revenues.

Domestic natural gas production was nearly identical to the sequential quarter, while domestic oil production climbed almost 40 percent vs. a year ago to 19.3 Mbbl/d primarily from increased volumes in the Williston and San Juan basins.

Consistent with WPX’s guidance and goals for 2014, the company now has 16 rigs deployed across its growth areas and has announced a transaction that bridges the majority of the company’s 2014 capital funding gap.

Subsequent to the close of the quarter, WPX’s board appointed former Continental Resources executive Richard E. Muncrief as the company’s next president and chief executive officer. Muncrief has more than 30 years of industry experience and will join WPX on May 15. He will succeed James J. Bender who has served in these roles on an interim basis since the end of 2013.

FIRST-QUARTER 2014 FINANCIAL RESULTS

WPX reported unaudited net income attributable to WPX Energy of $18 million for first-quarter 2014, or income of $0.09 per share on a diluted basis, compared with a net loss of $116 million, or a loss of $0.58 per share, in 2013.

A 44 percent increase in domestic natural gas revenue, a 34 percent increase in domestic oil revenue and higher gas management margins drove the net profit.

Excluding unrealized mark-to-market gains (losses) and the impact of New York tax reform legislation enacted in the first quarter, WPX had adjusted income from continuing operations of $44 million, or income of $0.21 per share on a diluted basis, for first-quarter 2014, compared with an adjusted loss from continuing operations of $51 million, or a loss of $0.25 per share, for the same period in 2013.

The domestic net realized average price for natural gas excluding derivatives impact was $4.40 per Mcf in first-quarter 2014, up 52 percent from $2.90 per Mcf a year ago which included a $0.05 positive impact from cash-flow hedges.

The net realized average price for domestic oil was $86.24 per barrel in first-quarter 2014, a decrease of 4 percent from $89.77 per barrel a year ago.

The domestic net realized average price for NGL was $38.27 per barrel in first-quarter 2014, up 36 percent from $28.21 per barrel a year ago.

The margin from gas management activities, including the impact of related derivatives, was $48 million favorable to the prior year. This primarily reflects the benefit of an increase in the differential between production-area purchases and market-area sales associated with the utilization of contracted pipeline capacity in the Northeast.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for first-quarter 2014 was $320 million, an increase of 58 percent compared with $203 million for the same period in 2013.

The primary factors contributing to the quarter-over-quarter increase in adjusted EBITDAX were higher net realized average prices for natural gas, increased domestic oil volumes and the increase in total gas management margins.

EBITDAX (non-GAAP)	First Quarter
	2014	2013
	millions	millions
Net income (loss)	$19	($113)
Interest expense	$29	$26
Provision (benefit) for income taxes	$23	($63)
Depreciation, depletion and amortization	$207	$231
Exploration expenses	$15	$19

EBITDAX	$293	$100

Net (gain) loss on derivatives not designated as hedges	$195	$94
Net cash received (paid) related to settlement of derivatives not designated as hedges	($168)	$9

Adjusted EBITDAX	$320	$203

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, net (gain) loss on derivatives not designated as hedges, (gain) on the sale of leasehold and net cash received (paid) on settlement of derivatives not designated as hedges.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

CEO PERSPECTIVE

“Our overall business performed well during the first quarter, uplifted by our natural gas portfolio and the growth in our oil volumes,” said Jim Bender, president and chief executive officer.

“We’re leveraged toward natural gas, with 79 percent of our total production volumes coming from gas and 76 percent of our year-end 2013 domestic proved reserves coming from gas.

“Aggressive investments in our oil portfolio also are driving improved results. Domestic oil volumes increased nearly 40 percent and total oil revenues increased 26 percent.

“Importantly, we achieved the target metrics we issued for the quarter and are making progress on filling our 2014 capital funding gap. Our goal is to consistently deliver on our plans,” Bender added.

“We also recognize that our cost structure needs improvement. Improving costs is key to our effort to position WPX to succeed in any commodity price environment, regardless of whether gas prices are up or down. It also means having more money to reinvest in our business,” Bender added.

PRODUCTION

WPX’s overall domestic and international production for first-quarter 2014 was 1,230 MMcfe/d, comparable to the sequential quarter and exceeding the company’s guidance for first-quarter volumes of 1,204-1,217 MMcfe/d.

Average Daily Production	1Q			4Q Sequential
	2014	2013	Change	2013	Change
Natural gas (MMcf/d)
Piceance Basin	598	614	-3%	595	1%
Appalachian Basin	78	74	5%	81	-4%
Powder River Basin	161	182	-12%	163	-1%
San Juan Basin	108	124	-13%	104	4%
International	19	17	12%	19	0%
Other	11	10	8%	9	20%
Subtotal (MMcf/d)	975	1,021	-5%	971	0%

Oil (Mbbl/d)
Williston Basin	15.6	11.5	36%	15.1	3%
San Juan Basin	1.7	—	NM	1.5	13%
Piceance Basin	1.9	2.0	-5%	1.8	6%
International	5.2	5.6	-7%	5.3	-2%
Other	0.1	0.3	-60%	0.5	-80%
Subtotal (Mbbl/d)	24.5	19.4	26%	24.2	1%

NGLs (Mbbl/d)
Piceance	16.0	20.2	-21%	18.1	-12%
International	0.5	0.5	0%	0.4	25%
Other	1.6	1.0	68%	1.6	0%
Subtotal (Mbbl/d)	18.1	21.7	-16%	20.1	-10%

Total Production (MMcfe/d)	1,230	1,268	-3%	1,237	-1%

NM =	a calculation that is not meaningful due to the absence of prior-period production.

Total natural gas production of 975 MMcf/d in first-quarter 2014 increased slightly over the sequential quarter production of 971 MMcf/d. WPX forecasted a range of 952-962 MMcf/d for first-quarter gas volumes.

Overall domestic oil production climbed 40 percent to 19.3 Mbbl/d, which is consistent with the company’s plan to increase domestic oil volumes in 2014 through its planned capital investments in the Williston and San Juan Basins.

Oil production in the Williston Basin continues to grow, up 36 percent in the first quarter to 15,600 barrels per day vs. a year ago. The company’s base production in the basin during the first quarter saw limited weather-related downtime due to winterization efforts made in late 2013.

Oil production in the San Juan Basin’s Gallup play climbed 13 percent vs. the sequential quarter. WPX expects to increase its pace of oil volume growth in the play after transitioning to pad development and zipper frac completions during the first quarter.

Total natural gas liquids (NGL) production of 18.1 Mbbl/d decreased 10 percent vs. the sequential quarter and 16 percent vs. a year ago, driven by lower NGL volumes in the Piceance Basin. This was the result of a 26.5 percent ethane recovery rate compared with the company’s plan for a 37 percent recovery rate in 2014. The ethane recovery rate in fourth-quarter 2013 was 41 percent.

EXPENSES

WPX’s domestic expenses were approximately 2 percent lower in first-quarter 2014 than the same period in 2013 on a basis that includes lease operating expense (LOE), gathering, processing and transportation expense (GP&T), taxes other than income, general and administrative (G&A), and depreciation, depletion and amortization (DD&A).

Total domestic costs and expenses for the first quarter were 17 percent higher over the prior-year period, primarily the result of higher gas management costs and expenses, including charges for unutilized pipeline capacity. The higher gas management costs and expenses were offset by higher corresponding gas management revenue.

WPX’s domestic lease and facility operating expenses for first-quarter 2014 were $71 million vs. $67 million in the same period in 2013. The increase is primarily attributable to increased production from the company’s oil plays. Oil production typically has a higher operating expense than natural gas.

Domestic gathering, processing and transportation charges of $106 million in first-quarter 2014 were flat compared with a year ago.

Taxes other than income for domestic operations in first-quarter 2014 were $41 million vs. $29 million in 2013, driven by a marked increase in product sales prices compared to a year ago.

Domestic depreciation, depletion and amortization expense was $197 million in first-quarter 2014, compared with $224 million in 2013. The 12 percent decrease reflects the impact of impairment charges in the Appalachia and Powder River basins recorded in the fourth quarter of 2013.

Domestic general and administrative expenses were nearly flat quarter-over-quarter at $68 million in 2014 vs. $69 million in 2013. WPX has a cost initiative under way with the goal of reducing its G&A expenses.

Domestic exploration expense was $15 million first-quarter 2014, compared with $18 million in 2013.

CASH AND LIQUIDITY

Net cash provided by operating activities for first-quarter 2014 was $206 million vs. $144 million a year ago. At March 31, 2014, WPX had approximately $16 million in unrestricted domestic cash and cash equivalents and $42 million in international cash.

WPX’s total domestic liquidity as of March 31, 2014, was approximately $1 billion after taking into account $535 million that the company has drawn from its $1.5 billion revolving credit agreement.

DEVELOPMENT ACTIVITY

WPX made approximately $352 million of capital investments during first-quarter 2014, consistent with its guidance range of $335 million to $395 million. Use of funds included the completion of 63 gross operated wells in the company’s Piceance, Williston and San Juan growth areas.

Overall in the first quarter of 2014, WPX participated in 116 gross (76 net) wells in the United States. This represents the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its growth areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in other areas such as the Appalachia and Powder River basins.

In the Piceance Basin, WPX completed 49 gross (47 net) wells in first-quarter 2014 and finished a 3D seismic survey of the Grand Valley field. WPX now has seismic data covering approximately 80 percent of WPX’s acreage in the Piceance Valley to support continued delineation of the company’s Niobrara natural gas discovery.

WPX’s initial Niobrara Shale discovery well has exceeded more than 2.5 billion cubic feet of cumulative gas production. WPX’s second horizontal Niobrara well produced 1 billion cubic feet of natural gas in its first six months. A third Niobrara well drilled during July and August last year will be plugged due to a casing failure that occurred before completion operations could be commenced. WPX is planning to re-drill another well from this same location later this year that will parallel the original lateral by a couple hundred feet.

Two additional Niobrara wells are on production, and WPX has deployed a Nabors X-series rig for additional Niobrara drilling. The new rig began drilling a horizontal Niobrara well on Sunday, May 4. WPX now has nine rigs active in the Piceance Basin.

In the Williston Basin, WPX completed 11 gross (9 net) wells during the first quarter and began completing all Mandaree area multi-well pads that were drilled based on a new infill density pattern of 11 wells per drilling unit, comprised of six Middle Bakken wells and five Three Forks wells.

The Alfred Old Dog pad consisting of two Middle Bakken wells and one Three Forks well – and offsetting an existing Three Forks PDP well – was the first pad to be completed on the new density pattern. The three wells averaged a maximum flow rate of 1,356 barrels per day each in their first 30 days. WPX has five rigs active in the Williston Basin.

In the San Juan Basin, WPX completed 3 gross (3 net) oil wells in its new Gallup Sandstone development in the first quarter. All three wells were completed on the same well pad, with two completed using a zipper frac. Over their first 30 days, these wells averaged in excess of 420 barrels of oil per day along with associated wet gas.

Overall, WPX drilled seven Gallup wells in the first quarter – all on multi-well pads. WPX transitioned to pad drilling in the Gallup play four months ahead of the company’s original plan. WPX has two rigs active in the San Juan Basin. Subsequent to the close of the first-quarter, WPX set a new mark in its Gallup program, drilling a well in just 12.9 days – an improvement of more than a day over its previous fastest drilling time in the play.

WPX now has approximately 48,600 net acres under lease for Gallup development, up from 44,000 net acres in February. WPX’s cumulative Gallup volumes since the company’s discovery in spring 2013 have now surpassed 450,000 barrels of oil production.

Bridging the 2014 CAPEX Funding Gap

Earlier today, WPX announced an agreement to sell a working interest in certain of its existing Piceance Basin wells to Legacy Reserves LP for $355 million cash, subject to closing adjustments.

The agreement also provides WPX with 10 percent ownership in a newly created class of incentive distribution rights (IDR) with Legacy. WPX has the opportunity to increase its ownership to 30 percent, contingent upon completing other transactions in the future. This would include the potential to partner on third-party acquisitions.

The parties expect to close the sale during the second quarter, with an effective date of Jan. 1, 2014. The working interests represent approximately 279 billion cubic feet equivalent of reserves based on contractual terms and commodity price assumptions as of Dec. 31, 2013, or approximately 9 percent of WPX’s year-end 2013 Piceance proved reserves.

WPX’s undeveloped locations in western Colorado’s Piceance Basin – as well as the production and reserves associated with its recent Niobrara Shale natural gas discovery – are not included in the transaction. Overall, WPX has more than 12,000 remaining drillable locations in the Piceance.

Consistent with prior guidance, WPX expects to invest $1.47 billion (midpoint) in its business during 2014, with approximately 85 percent of spending allocated to Williston, Piceance and San Juan Gallup development.

TOMORROW’S CONFERENCE CALL

WPX management will discuss its first-quarter results during a webcast starting at 10 a.m. Eastern tomorrow, May 7. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at 877-299-4454. International callers should dial 617-597-5447. The conference identification code for both phone numbers is 48955215. A replay of the webcast will be available on WPX’s website for one year following the event.

Form 10-Q

WPX plans to file its first-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector along with 40 local, state and federal awards for efficiency, innovation and corporate social responsibility.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$267	$316	$252	$258	$1,093	$384
Oil and condensate sales	139	151	183	176	649	175
Natural gas liquid sales	54	58	57	61	230	61

Total product revenues	460	525	492	495	1,972	620
Gas management	261	205	176	249	891	561
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)
Other	4	7	5	6	22	1

Total revenues	631	815	658	657	2,761	987

Costs and expenses:
Lease and facility operating	75	73	82	78	308	79
Gathering, processing and transportation	107	111	106	109	433	106
Taxes other than income	35	36	36	34	141	47
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391
Exploration	19	20	21	371	431	15
Depreciation, depletion and amortization	231	227	241	241	940	207
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	1,036	1,055	—
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—
General and administrative	72	74	68	75	289	72
Other-net	7	1	10	(1)	17	3

Total costs and expenses	789	764	784	2,172	4,509	920

Operating income (loss)	(158)	51	(126)	(1,515)	(1,748)	67

Interest expense	(26)	(28)	(28)	(26)	(108)	(29)
Interest capitalized	1	1	2	1	5	—
Investment income, impairment of equity method investment and other	7	9	4	(15)	5	4

Income (loss) from continuing operations before income taxes	$(176)	$33	$(148)	$(1,555)	$(1,846)	$42
Provision (benefit) for income taxes	(63)	11	(32)	(571)	(655)	23

Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19
Less: Net income (loss) attributable to noncontrolling interests	3	4	(2)	(11)	(6)	1

Net income (loss) attributable to WPX Energy, Inc.	$(116)	$18	$(114)	$(973)	$(1,185)	$18

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19
Interest expense	26	28	28	26	108	29
Provision (benefit) for income taxes	(63)	11	(32)	(571)	(655)	23
Depreciation, depletion and amortization	231	227	241	241	940	207
Exploration expenses	19	20	21	371	431	15

EBITDAX	100	308	142	(917)	(367)	293
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	19	1,056	1,075	—
(Gain) on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—
Net (gain) loss on derivatives not designated as hedges	94	(78)	15	93	124	195
Net cash received (paid) related to settlement of derivatives not designated as hedges	9	(20)	(2)	(4)	(17)	(168)

Adjusted EBITDAX	$203	$210	$174	$192	$779	$320

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$263	$310	$248	$253	$1,074	$379
Oil and condensate sales	111	121	154	148	534	149
Natural gas liquid sales	53	58	57	60	228	61

Total product revenues	427	489	459	461	1,836	589
Gas management	261	205	176	249	891	561
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)
Other	1	1	3	1	6	1

Total revenues	595	773	623	618	2,609	956

Costs and expenses:
Lease and facility operating	67	63	74	67	271	71
Gathering, processing and transportation	106	110	106	108	430	106
Taxes other than income	29	30	30	28	117	41
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391
Exploration	18	17	21	368	424	15
Depreciation, depletion and amortization	224	217	233	232	906	197
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	1,033	1,052	—
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—
General and administrative	69	69	65	72	275	68
Other-net	6	5	7	(1)	17	2

Total costs and expenses	762	733	756	2,136	4,387	891

Operating income (loss)	(167)	40	(133)	(1,518)	(1,778)	65

Interest expense	(26)	(28)	(28)	(26)	(108)	(29)
Interest capitalized	1	1	2	1	5	—
Investment income, impairment of equity method investment and other	2	2	—	(20)	(16)	2

Income (loss) from continuing operations before income taxes	$(190)	$15	$(159)	$(1,563)	$(1,897)	$38

Natural gas (MMcf)	90,411	90,022	91,392	87,638	359,463	85,988
Oil (MBbls)	1,242	1,373	1,575	1,738	5,928	1,738
Natural gas liquids (MBbls)	1,907	1,895	1,811	1,808	7,421	1,587
Combined equivalent volumes (MMcfe)(1)	109,303	109,628	111,707	108,916	439,554	105,936

(1) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$2.90	$3.45	$2.72	$2.87	$2.99	$4.40
Oil (per barrel)	$89.77	$87.76	$97.91	$85.50	$90.21	$86.24
Natural gas liquids (per barrel)	$28.21	$30.21	$31.19	$33.33	$30.70	$38.27

Expenses per Mcfe
Lease and facility operating	$0.61	$0.59	$0.65	$0.63	$0.62	$0.67
Gathering, processing and transportation	$0.98	$1.00	$0.94	$1.00	$0.98	$1.00
Taxes other than income	$0.27	$0.27	$0.27	$0.26	$0.27	$0.39
Depreciation, depletion and amortization	$2.04	$1.98	$2.09	$2.13	$2.06	$1.86
General and administrative	$0.62	$0.64	$0.58	$0.66	$0.62	$0.65

Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$13	$14	$17	$17	$61	$16

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$4	$6	$4	$5	$19	$5
Oil and condensate sales	28	30	29	28	115	26
Natural gas liquid sales	1	—	—	1	2	—

Total product revenues	33	36	33	34	136	31
Gas management	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—
Other	3	6	2	5	16	—

Total revenues	36	42	35	39	152	31

Costs and expenses:
Lease and facility operating	8	10	8	11	37	8
Gathering, processing and transportation	1	1	—	1	3	—
Taxes other than income	6	6	6	6	24	6
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—
Exploration	1	3	—	3	7	—
Depreciation, depletion and amortization	7	10	8	9	34	10
Impairment of producing properties	—	—	—	3	3	—
Gain on sale of Powder River Basin deep rights	—	—	—	—	—	—
General and administrative	3	5	3	3	14	4
Other-net	1	(4)	3	—	—	1

Total costs and expenses	27	31	28	36	122	29

Operating income (loss)	9	11	7	3	30	2

Interest expense	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—
Investment income and other	5	7	4	5	21	2

Income (loss) from continuing operations before income taxes	$14	$18	$11	$8	$51	$4

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,485	1,620	1,707	1,723	6,534	1,723
Oil (MBbls)	506	553	484	489	2,032	466
Natural gas liquids (MBbls)	42	44	42	40	167	41
Combined equivalent volumes (MMcfe)(2)	4,775	5,202	4,862	4,894	19,733	4,766

(1) Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2013					2014
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(116)	$18	$(114)	$(973)	$(1,185)	$18

Income (loss) from continuing operations – diluted earnings per share	$(0.58)	$0.09	$(0.57)	$(4.85)	$(5.91)	$0.09

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves, leasehold and equity method investment (1)	$—	$—	$19	$1,361	$1,380	$—
Gain on sale of Powder River Basin deep rights leasehold	$—	$—	$—	$(36)	$(36)	$—
Accrual for litigation	$—	$—	$7	$1	$8	$—
Costs related to chief executive officer separation	$—	$—	$—	$4	$4	$—
Buyout of transportation agreement	$—	$—	$—	$9	$9	$—
Unrealized MTM (gain) loss	$103	$(98)	$13	$89	$107	$27

Total pre-tax adjustments	$103	$(98)	$39	$1,428	$1,472	$27
Less tax effect for above items	$(38)	$36	$(14)	$(521)	$(537)	$(10)
Impact of new Argentine capital tax law (1)	$—	$—	$6	$—	$6	$—
Impact of new state tax law in New York (net of federal benefit)	$—	$—	$—	$—	$—	$9

Total adjustments, after-tax	$65	$(62)	$31	$907	$941	$26

Adjusted income (loss) from continuing operations available to common stockholders	$(51)	$(44)	$(83)	$(66)	$(244)	$44

Adjusted diluted earnings (loss) per common share	$(0.25)	$(0.22)	$(0.41)	$(0.34)	$(1.22)	$0.21

Diluted weighted-average shares (millions)	199.9	203.8	200.7	200.9	200.4	205.2

(1) These items are presented net of amounts attributable to noncontrolling interests.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended March 31,
	2014	2013
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$384	$267
Oil and condensate sales	175	139
Natural gas liquid sales	61	54

Total product revenues	620	460
Gas management	561	261
Net gain (loss) on derivatives not designated as hedges	(195)	(94)
Other	1	4

Total revenues	987	631
Costs and expenses:
Lease and facility operating	79	75
Gathering, processing and transportation	106	107
Taxes other than income	47	35
Gas management, including charges for unutilized pipeline capacity	391	243
Exploration	15	19
Depreciation, depletion and amortization	207	231
General and administrative	72	72
Other – net	3	7

Total costs and expenses	920	789

Operating income (loss)	67	(158)
Interest expense	(29)	(26)
Interest capitalized	—	1
Investment income and other	4	7

Income (loss) before income taxes	42	(176)
Provision (benefit) for income taxes	23	(63)

Net income (loss)	19	(113)
Less: Net income (loss) attributable to noncontrolling interests	1	3

Net income (loss) attributable to WPX Energy, Inc.	$18	$(116)

Amounts attributable to WPX Energy, Inc.:
Earnings (loss) per common share:
Basic	$0.09	$(0.58)

Diluted	$0.09	$(0.58)

Weighted-average shares (millions):
Basic	201.5	199.9

Diluted	205.2	199.9

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$58	$99
Accounts receivable, net of allowance of $7 at March 31, 2014 and December 31, 2013	664	536
Deferred income taxes	46	49
Derivative assets	25	50
Inventories	68	72
Margin deposits	72	71
Other	28	45

Total current assets	961	922
Investments	148	145
Properties and equipment (successful efforts method of accounting)	13,052	12,686
Less: Accumulated depreciation, depletion and amortization	(5,654)	(5,445)

Properties and equipment, net	7,398	7,241
Derivative assets	17	7
Other noncurrent assets	113	114

Total assets	$8,637	$8,429

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$758	$652
Accrued and other current liabilities	147	190
Customer margin deposits payable	12	55
Derivative liabilities	128	110

Total current liabilities	1,045	1,007
Deferred income taxes	807	788
Long-term debt	2,039	1,916
Derivative liabilities	7	12
Asset retirement obligations	367	358
Other noncurrent liabilities	139	138

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 202.2 million shares issued at March 31, 2014 and 201 million shares issued at December 31, 2013)	2	2
Additional paid-in-capital	5,520	5,516
Accumulated deficit	(1,390)	(1,408)
Accumulated other comprehensive income (loss)	(1)	(1)

Total stockholders’ equity	4,131	4,109
Noncontrolling interests in consolidated subsidiaries	102	101

Total equity	4,233	4,210

Total liabilities and equity	$8,637	$8,429

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Three months ended March 31,
	2014	2013
	(Millions)
Operating Activities
Net income (loss)	$19	$(113)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	207	231
Deferred income tax provision (benefit)	21	(68)
Provision for impairment of properties and equipment (including certain exploration expenses)	11	14
Amortization of stock-based awards	7	8
Cash provided (used) by operating assets and liabilities:
Accounts receivable	(128)	33
Inventories	4	12
Margin deposits and customer margin deposits payable	(44)	(11)
Other current assets	20	(9)
Accounts payable	104	5
Accrued and other current liabilities	(51)	(63)
Changes in current and noncurrent derivative assets and liabilities	27	103
Other, including changes in other noncurrent assets and liabilities	9	2

Net cash provided by operating activities	206	144

Investing Activities
Capital expenditures (a)	(352)	(271)
Other	(2)	—

Net cash used in investing activities	(354)	(271)

Financing Activities
Proceeds from common stock	4	1
Borrowings on credit facility	622	80
Payments on credit facility	(497)	—
Other	(17)	6

Net cash provided by financing activities	112	87

Net increase (decrease) in cash and cash equivalents	(36)	(40)
Effect of exchange rate changes on cash and cash equivalents	(5)	(1)
Cash and cash equivalents at beginning of period	99	153

Cash and cash equivalents at end of period	$58	$112

______
(a) Increase to properties and equipment	$(372)	$(277)
Changes in related accounts payable and accounts receivable	20	6

Capital expenditures	$(352)	$(271)